Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
December 9, 2011	Investor Contact: Micah S. Goldstein (276) 627-2565

STANLEY FURNITURE ANNOUNCES ELECTION OF ADDITIONAL DIRECTOR

AND RETIREMENT OF TWO DIRECTORS

STANLEYTOWN, Virginia, December 9, 2011 – Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) announced today that Micah S. Goldstein has been elected to its Board of Directors and Albert L. Prillaman and Robert G. Culp, III, have retired from its Board of Directors effective today.

Mr. Goldstein has been Chief Operating Officer of the Company since August 2010 and has also served as Chief Financial Officer since December 2010. From January 2006 until August 2010, Mr. Goldstein was President and Chief Executive Officer of Bri-Mar Manufacturing, LLC, a manufacturer of hydraulic equipment trailers. Mr. Goldstein’s term as a director will end in 2012.

“In addition to welcoming Micah to the Board, we would like to extend our gratitude to Albert Prillaman and Rob Culp for their many years of service to the company,” said Michael P. Haley, Chairman of the Board of Directors. “Both men have been an invaluable asset to us.”

“Both Albert and Rob have served our company as Board members for many years, and we couldn’t be more appreciative of their contributions,” says Glenn Prillaman, President & CEO. “Our industry has dramatically changed during their Board tenure and their executive careers. Each has made sizable contributions to recently reposition our company, guiding us through some of the most challenging economic times our industry has ever seen. Both believe the Board will benefit from new ideas to propel our company forward with our new operating strategies.”

About Stanley Furniture Company, Inc.

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium price range of the residential market. Its common stock is traded on the Nasdaq stock market under the symbol STLY.